EXHIBIT 99
Applied Industrial Technologies Reports Record Third Quarter Results,
EPS of $0.49 on 5% Sales Gain
CLEVELAND, Ohio, April 18, 2007 — Applied Industrial Technologies (NYSE: AIT) today reported record sales and earnings for the fiscal 2007 third quarter ended March 31, 2007.
Net sales for the third quarter increased 4.8% to $521.1 million from $497.2 million in the comparable period a year ago. Earnings per share increased to $0.49 versus $0.43 last year, up 14%. Last year’s earnings included a $0.03 per share favorable impact that resulted from the timing of purchasing incentives relating to purchases made in prior periods.
For the nine-month period ended March 31, 2007, sales increased 6.4% to $1.486 billion from $1.397 billion in the same period last year. Operating income for the nine months was up 13.3%. Earnings per share increased to $1.37 versus $1.13 last year, up 21%.
Commenting on the results, Applied Chairman & Chief Executive Officer David L. Pugh said, “We are pleased with our quarterly results which showed improvement in sales growth compared to our second quarter. While the economic expansion is less robust than it was last fiscal year, our actions to reduce operating costs helped us continue our improvement in earnings.
“As we enter our fourth fiscal quarter, we maintain our annual earnings guidance of $1.80 to $1.85 per share on sales of $2.01 to $2.04 billion.”
During the quarter, the Company purchased 880,000 shares of its common stock in open market transactions for $21.6 million. At March 31, 2007, the Company had remaining authorization to repurchase 99,000 additional shares.
Applied will host its third quarter conference call for investors and analysts at 11 a.m. ET today (Wednesday, April 18). To join in the call, dial 1-800-822-4794. The call will be conducted by Chairman & CEO David L. Pugh, President Bill L. Purser and CFO Mark O. Eisele. The call will also be webcast and can be accessed live online at http://www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available for two weeks at 1-888-203-1112 (passcode 8530740).
With more than 440 facilities and 4,600 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2006, Applied posted sales of $1.9 billion. Applied can be visited on the Internet at http://www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “guidance,” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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For investor relations information contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Net Sales	$521,129	$497,198	$1,486,084	$1,396,583
Cost of sales	380,557	360,383	1,080,227	1,016,067

	140,572	136,815	405,857	380,516

Selling, distribution and administrative expenses	106,467	104,730	309,446	295,415

Operating Income	34,105	32,085	96,411	85,101

Interest expense, net	749	1,000	2,006	2,736

Other (income) expense, net	(308)	(405)	(1,097)	(569)

Income Before Income Taxes	33,664	31,490	95,502	82,934

Income Tax Expense	11,967	11,500	34,120	30,800

Net Income	$21,697	$19,990	$61,382	$52,134

Net Income Per Share — Basic	$0.50	$0.45	$1.40	$1.17

Net Income Per Share — Diluted	$0.49	$0.43	$1.37	$1.13

Average Shares Outstanding — Basic	43,616	44,394	43,810	44,619

Average Shares Outstanding — Diluted	44,414	45,897	44,685	46,287

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.
(2) All share and per share data have been restated to reflect a 3 for 2 stock split effective June 15, 2006.
(3) The Company’s $50 million in senior unsecured term notes mature in December 2007 and have been classified as a current liability as of December 31, 2006.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	March 31, 2007	June 30, 2006

Assets
Cash and cash equivalents	$85,018	$106,428
Accounts receivable, net of allowances of $6,146 and 6,000	$250,336	231,524
Inventories	206,991	190,537
Other current assets	27,334	29,955

Total current assets	569,679	558,444
Property — net	67,620	70,794
Goodwill	56,676	57,222
Other assets	47,027	44,211

Total Assets	$741,002	$730,671

Liabilities
Accounts payable	$99,702	$109,440
Long-term debt payable within one year	50,593
Other accrued liabilities	78,125	78,991

Total current liabilities	228,420	188,431
Long-term debt	25,000	76,186
Other liabilities	55,846	51,232

Total Liabilities	309,266	315,849

Shareholders’ Equity	431,736	414,822

Total Liabilities and Shareholders’ Equity	$741,002	$730,671

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In Thousands)

	Nine Months Ended March 31,
	2007	2006

Cash Flows from Operating Activities
Net income	$61,382	$52,134
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	10,208	10,000
Share-based compensation and amortization of intangibles and other assets	3,889	2,993
Gain on sale of property	(349)	(3)
Treasury shares contributed to employee benefit and deferred compensation plans	1,778	6,423
Changes in operating assets and liabilities, net of effects from acquisition of business	(42,451)	(64,126)
Other	(1,692)	3,995

Net Cash provided by Operating Activities	32,765	11,416

Cash Flows from Investing Activities
Property purchases	(8,125)	(6,805)
Proceeds from property sales	999	330
Net cash paid for acquisition of businesses, net of cash acquired		(27,024)
Deposits and other	(1,339)	211

Net Cash used in Investing Activities	(8,465)	(33,288)

Cash Flows from Financing Activities
Purchase of treasury shares	(33,988)	(28,623)
Dividends paid	(15,799)	(12,540)
Excess tax benefits from share-based compensation	2,714	9,127
Exercise of stock options	2,323	1,878

Net Cash used in Financing Activities	(44,750)	(30,158)

Effect of Exchange Rate Changes on Cash	(960)	1,119

Decrease in cash and cash equivalents	(21,410)	(50,911)
Cash and cash equivalents at beginning of period	106,428	127,136

Cash and Cash Equivalents at End of Period	$85,018	$76,225